EXHIBIT 8.1

SUBSIDIARIES OF CHINA SOUTHERN AIRLINES COMPANY LIMITED

The particulars of the Company’s principal subsidiaries as of December 31, 2006 are as follows:

NAME OF COMPANY	PLACE AND DATE OF ESTABLISHMENT/ OPERATION
Guangxi Airlines Company Limited (a)	PRC
April 28, 1994

Southern Airlines (Group) Shantou	PRC
Airlines Company Limited (a)	July 20, 1993

Zhuhai Airlines Company Limited (a)	PRC
May 8, 1995

Xiamen Airlines	PRC
Company Limited (a)	August 11, 1984

Guizhou Airlines	PRC
Company Limited (a)	November 12, 1991

Guangzhou Nanland Air	PRC
Catering Company Limited (b)	November 21, 1989

Guangzhou Baiyun International Logistic Company Ltd (a)	PRC
July 23, 2002

China Southern West Australian	Australia
Flying College Pty Limited	January 26, 1971

Xinjiang Civil Aviation	PRC
Property Management Limited (a)	December 12, 2002

Guangzhou Air Cargo	PRC
Company Limited (a)	March 31, 2004

(a)	These subsidiaries are PRC limited companies.

(b)	This subsidiary is a Sino-foreign equity joint venture company.